EXHIBIT 99.1
Monarch Community Bancorp, Inc. Announces Officer Changes
COLDWATER, MICHIGAN, February 24, 2006— Monarch Community Bancorp, Inc., (Nasdaq Capital Market: MCBF), the holding company for Monarch Community Bank, announced the appointment of Ralph Micalizzi to Vice President-CFO and Treasurer of the Company and the Bank, effective immediately. Mr. Micalizzi succeeds William Kurtz who has assumed the position of Senior Vice President and COO.
Mr. Micalizzi joined the Company in February 2005 as Internal Auditor. He has 8 years of banking experience and was CFO of United Midwest Savings Bank in Columbus, Ohio prior to joining Monarch. Mr. Kurtz has been with the Company since 1997.
Donald L. Denney, President and Chief Executive Officer of the Company stated “the Board of Directors and I feel these changes strengthen the Company’s management team and positions us to continue moving forward”.
Contact:
Donald L. Denney, President and CEO
Phone: (517) 278-4567, ext. 278